Exhibit 99.1

Creative Medical Technology Holdings Appoints Internationally Renowned Stem Cell Pioneer as Chief Scientific Officer

Clinical Stage Stem Cell Company to Accelerate Product Development Leveraging Experience of

Dr. Thomas Ichim

San Diego, CA, Phoenix, AZ, March 8, 2017 – Creative Medical Technology Holdings, Inc. (OTCQB: CELZ) announced today the appointment of Dr. Thomas Ichim to the position of Chief Scientific Officer. Dr. Ichim will lead development of the Company’s clinical stage CaverStemTM personalized stem cell therapy for erectile dysfunction, as well as advance preclinical and eventually clinical studies on the Company’s universal donor AmnioStemTM stem cell therapy for post-stroke recovery.

“It is my honor to welcome Dr. Ichim to the position of Chief Scientific Officer,” said Timothy Warbington, President and CEO of CELZ. “I have known Dr. Ichim for more than 10 years and have witnessed him grow his previous company, Medistem Inc., from concept to FDA Investigational New Drug (IND) clearance, to eventual acquisition by the NYSE traded company Intrexon. I am confident that Dr. Ichim will put CELZ on the same trajectory of success.”

“Having published 20 peer-reviewed papers with Dr. Ichim over the last nine years, I greatly respect his unique ability to rapidly accelerate progress from concept, to patent, product. I look forward to continuing our collaborations in his new position,” said Dr. Amit Patel, Cofounder and Board Member of CELZ, and Head of Cardiac Surgery at University of Miami.

“Dr. Ichim represents a true visionary in the area of cellular therapy, being one of the few people that effectively combines deep knowledge of basic science, regulatory affairs, and clinical translation. I plan to leverage our existing strengths at the Pacific Neurosciences Institute and at St John Providence to accelerate neurological uses of the Company’s AmnioStemTM stem cell, particularly in the indication of post-stroke recovery,” said Dr. Santosh Kesari, MD, PhD, FANA, FAAN, Scientific Advisory Board Member of CELZ. Dr. Kesari is Chair and Professor, Department of Translational Neurosciences and Neurotherapeutics, John Wayne Cancer Institute, as well as Director of Neuro-oncology, Providence Saint John's Health Center and leads the Pacific Neuroscience Research Center at Pacific Neuroscience Institute.

“I am enthusiastic about working with the distinguished team that Mr. Warbington assembled to accelerate clinical development of the Company’s products,” said Dr. Thomas Ichim, Ph.D. “This is one of those few occasions when one finds themselves in a position to work with people that one respects both as individuals and as leaders in their fields.”

Dr. Ichim has extensive experience with stem cell therapy and cellular product development through FDA regulatory pathways. Dr. Ichim spent over seven years as the Chief Executive Officer, and subsequently, President and Chief Scientific Officer of Medistem, developing and commercializing a novel stem cell, the Endometrial Regenerative Cell, through drug discovery, optimization, preclinical testing, IND filing, and up through Phase II clinical trials with the FDA. Subsequent to the acquisition of Medistem by Intrexon, in a deal worth $26 million, Dr. Ichim was brought on to the parent company in its cell engineering unit as Vice President of Cellular Therapy. Dr. Ichim has over 100 patents and patent applications, as well as 103 peer reviewed publication.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.  See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Contact:

Creative Medical Technology Holdings, Inc.

Timothy Warbington, CEO & President

(602) 680-7439

IR Firm:

Andrew Barwicki, Investor Relations

516-662-9461

andrew@barwicki.com